Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

BALLANTYNE’S STRONG DIGITAL SYSTEMS AND STRONG TECHNICAL
SERVICES TO PROVIDE AND INSTALL 75 DIGITAL
CINEMA PROJECTOR SYSTEMS FEATURING REAL D 3-D
CINEMA FORMAT FOR REGAL ENTERTAINMENT GROUP

OMAHA, NE (March 8, 2007) Ballantyne of Omaha, Inc. (Amex: BTN), a motion picture projection, digital cinema and specialty lighting equipment and services provider, announced today that Strong Digital Systems (SDS) and Strong Technical Services (STS) will provide and install 75 NEC STARUS™ NC2500S Digital Cinema projectors with REAL D 3-D technology to Regal Entertainment Group (NYSE: RGC).  All 75 installations are expected to be completed in time for the March 30th release of Walt Disney Pictures’ animated feature film Meet the Robinsons in Disney Digital 3-D.  Financial terms of the agreements were not disclosed.

REAL D and Ballantyne have formed and financed a separate entity, Digital Link II, LLC to fund the digital projector purchase and installation.  In turn, Digital Link plans to seek per-film virtual print fees from feature film studios in order to reduce the owner’s and licensee’s ultimate capital investment.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “We are pleased to team with REAL D to deliver a state of the art 3-D and 2-D digital projection solution to our longstanding customer, Regal Entertainment Group.  The REAL D solution, combined with the state-of-the-art NEC STARUS projection system, delivers an impressive and memorable theater experience that will help to further differentiate Regal Entertainment Group in the cinema market.  The agreement represents a win-win for all parties as it furthers the footprints of Ballantyne/NEC and REAL D, leverages our STS expertise in installation and delivers Regal a 3-D digital solution on a turnkey basis.”

About REAL D

REAL D is bringing the premier digital 3-D experience to cinemas worldwide.  With over 680 screens in 14 countries currently and 1000 screens expected later this year, REAL D has the world’s largest 3-D platform.

Beyond cinema, REAL D is the worldwide inventor and provider of key stereoscopic technologies used in science, marketing and other industries.  REAL D’s mission-critical 3-D visualization technologies are used by organizations such as NASA, Pfizer, BMW, Boeing and more.  For more information, visit www.REALD.com.

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, specialty lighting, specialty projection equipment and digital cinema equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.  Ballantyne assumes no obligation to publicly update or revise any forward-looking statements.

CONTACT:
Kevin Herrmann	David Collins, Ratula Roy
Ballantyne of Omaha	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500
btn@jcir.com